Exhibit 99.3

Investors and Media:

Shantanu Agrawal: 630-824-1907

SUNCOKE ENERGY, INC. DECLARES CASH DIVIDEND

Lisle, IL (November 6, 2020) – Today, SunCoke Energy, Inc. (NYSE: SXC) announced that its Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock to be paid December 1, 2020 to stockholders of record at the close of business on November 20, 2020.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke used in the blast furnace production of steel, under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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